Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports Second Quarter 2012 Financial Results

Net loss improves 6% from prior year quarter; Total revenues decrease 15% over prior year quarter; Operating expenses decrease 14% from prior year quarter

(ROANOKE, VA, August 9, 2012) – Luna Innovations Incorporated (NASDAQ: LUNA) today announced its financial results for the second quarter and six months ended June 30, 2012.

As compared to the same quarter last year, total revenue decreased by 15%, from $9.6 million in the second quarter of 2011 to $8.2 million in the second quarter of 2012, driven primarily by the continued softness in the telecom test and measurement market that has negatively affected the company’s products and licensing revenues since the third quarter of 2011. Gross profit decreased from $3.7 million for the second quarter of 2011 to $3.1 million for the second quarter of 2012 with overall margins unchanged at 38%. Offsetting these declines, operating expenses improved 14% to $3.3 million in the second quarter of 2012 compared to $3.9 million in the second quarter of 2011. The company reported a net loss attributable to common stockholders of $269,000, or $0.02 per common share for the second quarter of 2012, an improvement of 7% compared to a net loss of $289,000 in the same quarter last year. Adjusted EBITDA, a non-GAAP measure, which is earnings before interest, taxes, and non-cash expenses of stock based compensation, depreciation, amortization and warrant expense, decreased to $0.5 million for the second quarter of 2012, as compared to $0.7 million for the second quarter of 2011. Cash decreased to $6.6 million at June 30, 2012 compared to $8.1 million at June 30, 2011.

“Our products and licensing revenues for the most recent quarter were consistent with our quarterly revenues since the third quarter of last year, when the telecom test and measurement sector as a whole declined significantly. Our products and licensing revenues over the past four quarters have consistently ranged $2.7 million to $3.1 million. Our growth strategy for the future includes expansion of our products into markets for fiber optic sensing led by our new ODiSI platform. I am pleased that we did complete the roll-out of our new ODiSI-B product with the first

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 2

shipments of the product realized in the second quarter,” said My Chung, chief executive officer of Luna. “Becoming the leading provider of sensing systems for testing composite materials is one of our key strategies; therefore, we are encouraged by these initial customer purchases and committed to continuing to evolve our solution to respond to the needs of our customers. In addition, we have continued to make solid progress in driving our other strategic growth initiatives, focusing on our fiber-optic shape sensing for medical applications and our cybersecurity solutions.”

Second Quarter Financial and Business Summary

•	Total revenues decreased by 15%, from $9.6 million in the second quarter of 2011 to $8.2 million in the second quarter of 2012.

•

Technology development revenues decreased by 5%, to $5.3 million, for the second quarter of 2012, from $5.6 million for the second quarter of 2011. Technology development revenues decreased by 6% compared to the first quarter of 2012.

•

Products and licensing revenue decreased by 29%, from $4.0 million in the second quarter of 2011 to $2.8 million in the second quarter of 2012. Products and licensing revenue increased 5% over the first quarter of 2012

•	Gross profit for the second quarter of 2012 decreased to $3.1 million, or 38% of total revenues, from $3.7 million, or 38% of total revenues, for the corresponding period of 2011.

•

Selling, general and administrative expenses decreased by 17% to $2.7 million, or 33% of total revenues for the second quarter of 2012, from $3.3 million, or 34% of total revenues, for the second quarter of 2011.

•	Total operating expenses decreased to $3.3 million, or 41% of total revenues, for the second quarter of 2012 from $3.9 million, or 40% of total revenues for the second quarter of 2011.

•	Adjusted EBITDA decreased to $0.5 million in the second quarter 2012 from $0.7 million in the second quarter of 2011.

•	Net loss attributable to common stockholders for the second quarter of 2012 decreased to $269,000 from $289,000 for the second quarter of 2011.

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 3

•

Cash and cash equivalents totaled $6.6 million at June 30, 2012, as compared to $7.9 million at March 31, 2012. Cash and cash equivalents decreased primarily due to payment of liabilities accrued as of December 31, 2011.

Six Months Ended June 30, 2012 Financial Summary

•	Total revenue decreased by 11% to $16.6 million for the six months ended June 30, 2012 compared to $18.6 million for the six months ended June 30, 2011.

•

Technology development revenues decreased by 2%, from $11.2 million for the six months ended June 30, 2011 to $11.0 million for the six months ended June 30, 2012. Technology development revenues for the six months ended June 30, 2012 decreased by 2% from the immediately preceding six month period.

•

Products and licensing revenue decreased by 25%, from $7.4 million for the six months ended June 30, 2011 to $5.6 million for the six months ended June 30, 2012. Products and licensing revenue for the six months ended June 30, 2012 decreased 4% from the immediately preceding six month period.

•

Gross profit for the six months ended June 30, 2012 decreased by 9%, to $6.4 million, compared to a gross profit of $7.0 million for the six months ended June 30, 2011. Gross margin percentages remained steady at 38% of revenues for the first six months of 2012 and 2011.

•

Selling, general and administrative expenses decreased by 20% from $6.9 million, or 37% of total revenues, for the six months ended June 30, 2011 to $5.5 million, or 33% of total revenues, for the six months ended June 30, 2012.

•

Total operating expenses decreased by 16% to $6.8 million, or 41% of total revenues, for the six months ended June 30, 2012 compared to $8.1 million, or 44% of total revenues, for the six months ended June 30, 2011.

•	Adjusted EBITDA increased by 10% to $1.1 million for the six months ended June 30, 2012 from $1.0 million for the six months ended June 30, 2011.

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 4

•

Net loss attributable to common stockholders improved to $0.6 million for the six months ended June 30, 2012, compared to a net loss attributable to common stockholders of $1.4 million for the six months ended June 30, 2011.

Non-GAAP Measures

In evaluating the operating performance of its business, Luna’s management excludes certain charges and credits that are required by generally accepted accounting principles (“GAAP”). These non-GAAP results provide useful information to both management and investors by excluding items that the company believes may not be indicative of its operating performance, because either they are unusual and the company does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course. These non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:00 p.m. (EDT) today to discuss its financial results and business developments for the second quarter of 2012 and expectations for the remainder of 2012. The call can be accessed by dialing 800.659.1942 domestically or 617.614.2710 internationally prior to the start of the call. The participant access code is 79070603. Investors are advised to dial in at least five minutes prior to the call to register. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. The company’s products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 5

Forward-Looking Statements:

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include our expectations regarding the demand for the company’s fiber optic equipment and technologies and the company’s technical capabilities. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, failure of demand for the company’s products and services to meet expectations, technological challenges and those risks and uncertainties set forth in the company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at www.sec.gov and at the company’s website at www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 6

Luna Innovations Incorporated

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30 ,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Technology development revenues	$5,334,320	$5,623,074	$10,993,816	$11,244,689
Product and licensing revenues	2,845,864	4,000,515	5,559,677	7,377,525

Total revenues	8,180,184	9,623,589	16,553,493	18,622,214

Cost of revenues:
Technology development costs	3,768,081	4,194,442	7,670,979	8,280,608
Product and license costs	1,267,201	1,767,778	2,514,696	3,340,469

Total cost of revenues	5,035,282	5,962,220	10,185,675	11,621,077

Gross Profit	3,144,902	3,661,369	6,367,818	7,001,137

Operating expense:
Selling, general and administrative	2,706,983	3,251,073	5,517,494	6,929,593
Research, development, and engineering	629,347	620,470	1,314,311	1,180,159

Total operating expense	3,336,330	3,871,543	6,831,805	8,109,752

Operating loss	(191,428)	(210,174)	(463,987)	(1,108,615)

Other expense, net:
Other income/(expense), net	23,265	37,823	46,533	35,835
Interest expense	(74,357)	(84,303)	(154,015)	(198,725)

Total other expense	(51,092)	(46,480)	(107,482)	(162,890)

Loss before income taxes	(242,520)	(256,654)	(517,469)	(1,271,505)
Income tax expense	—	—	5,799	10,020

Net loss	(242,520)	(256,654)	(577,268)	(1,281,525)

Preferred stock dividend	26,784	32,708	60,880	74,336

Net loss attributable to common stockholders	$(269,304)	$(289,362)	$(638,148)	$(1,355,861)

Net loss per share of common stock:	$(0.02)	$(0.02)	$(0.05)	$(0.10)

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 7

Luna Innovations Incorporated

Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,639,519	$8,939,127
Accounts receivable, net	7,170,950	5,958,086
Inventory, net	3,395,620	3,330,773
Prepaid expenses	921,149	1,071,438
Other current assets	35,717	35,717

Total current assets	18,162,955	19,335,141
Property and equipment, net	2,556,583	2,816,674
Intangible assets, net	455,460	539,563
Other assets	190,460	228,043

Total assets	$21,365,458	$22,919,421

Liabilities and stockholders’ equity
Liabilities:
Current Liabilities
Current portion of long term debt obligation	1,500,000	1,625,000
Current portion of capital lease obligation	52,496	50,949
Accounts payable	1,854,041	1,656,602
Accrued liabilities	2,579,446	3,612,193
Deferred credits	1,134,112	1,462,603

Total current liabilities	7,120,095	8,407,347
Long-term debt obligation	3,000,000	3,625,000
Long-term lease obligation	156,367	183,008

Total liabilities	10,276,462	12,215,355
Commitments and contingencies
Stockholders’ equity:
Preferred stock	1,322	1,322
Common stock	14,091	13,969
Additional paid-in capital	60,312,472	59,289,516
Accumulated deficit	(49,238,889)	(48,600,741)

Total stockholders’ equity	11,088,996	10,704,066

Total liabilities and stockholders’ equity	$21,365,458	$22,919,421

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 8

Luna Innovations Incorporated

Condensed Consolidated Statements of Cash Flows

	Six months ended
	June 30,
	2012	2011
	(unaudited)
Cash (used in)/provided by operating activities
Net loss	$(577,268)	$(1,281,525)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	528,113	710,269
Share-based compensation	928,368	1,275,147
Warrant expense	12,032	38,893
Change in assets and liabilities:
Accounts receivable	(1,212,864)	994,149
Inventory	(69,186)	(665,883)
Other current assets	150,289	(22,503)
Other assets	37,583	37,583
Accounts payable and accrued expenses	(847,341)	111,900
Deferred credits	(328,491)	103,138

Net cash (used in)/provided by operating activities	(1,378,765)	1,301,168

Cash flows used in investing activities
Acquisition of property and equipment	(123,732)	(173,945)
Intangible property costs	(55,847)	(199,741)

Net cash used in investing activities	(179,579)	(373,686)

Cash flows used in financing activities
Payments on capital lease obligations	(25,094)	(18,030)
Proceeds from debt obligations	—	6,000,000
Payment of debt obligations	(750,000)	(6,242,394)
Proceeds from the exercise of options and warrants	33,830	182,368

Net cash used in financing activities	(741,264)	(78,056)

Net change in cash	(2,299,608)	849,426
Cash and cash equivalents, beginning of period	8,939,127	7,216,580

Cash and cash equivalents, end of period	$6,639,519	$8,066,006

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Q212 Earnings, Page 9

Luna Innovations Incorporated

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net loss	$(242,520)	$(256,654)	$(577,268)	$(1,281,525)
Interest expense	74,357	84,303	154,015	198,725
Income tax expense	—	—	5,799	10,020
Depreciation and amortization	244,012	382,856	528,113	710,269

EBITDA	75,849	210,505	110,659	(362,511)
Stock-based compensation and warrant expense	473,930	472,328	940,400	1,314,040

Adjusted EBITDA	$549,779	$682,833	$1,051,059	$951,529

###

Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com

~ MORE ~